PRICING SUPPLEMENT                                          File No. 333-109802
(To Prospectus Supplement and Prospectus dated                   Rule 424(b)(3)
November 26, 2003)
Pricing Supplement Number:  2387








  Principal Amount: $425,000,000      Original Issue Date:      July 8, 2004

  CUSIP Number:     59018YTY7         Stated Maturity Date:     July 9, 2007

  Issue Price:      100%

  Interest Calculation:               Day Count Convention:
  ------------------------------      --------------------------
  [x]  Regular Floating Rate Note       [x] Actual/360
  [ ]  Inverse Floating Rate Note       [ ] 30/360
        (Fixed Interest Rate):          [ ] Actual/Actual


  Interest Rate Basis:
  ------------------------------
  [x]  LIBOR                            [ ] Commercial Paper Rate
  [ ]  CMT Rate                         [ ] Eleventh District Cost of Funds
                                            Rate
  [ ]  Prime Rate                       [ ] CD Rate
  [ ]  Federal Funds Rate               [ ] Other (see attached)
  [ ]  Treasury Rate
    Designated CMT Page:                   Designated LIBOR Page:

        CMT Moneyline Telerate Page:        LIBOR Moneyline Telerate Page: 3750
                                                   LIBOR Reuters Page:


  Index Maturity:   Three Months      Minimum Interest Rate:    Not Applicable


  Spread:            + 0.125%         Maximum Interest Rate:    Not Applicable


Initial Interest Rate:   Calculated as if the Original Issue    Spread Multiplier:  Not Applicable
                         Date was an Interest Reset Date



Interest Reset Dates:    Quarterly, on the 9th of January, April, July and
                         October, commencing on October 9, 2004, subject to modified following Business Day convention.


Interest Payment Date:   Quarterly, on the 9th of January, April, July and
                         October, commencing on October 9, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated
                         Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated
                         Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank

Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated
                         ("MLPF&S"), Ramirez & Co., Inc. and Muriel Siebert &
                         Co., Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                         Pursuant to an agreement, dated July 1, 2004 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                         Underwriters                               Principal Amount of the Notes
                         ------------                               -----------------------------
                         Merrill Lynch, Pierce, Fenner & Smith      $416,500,000
                                 Incorporated
                         Ramirez & Co., Inc.                          $4,250,000
                         Muriel Siebert & Co., Inc.                   $4,250,000
                                                                      ----------
                                          Total                     $425,000,000



                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discoount:  0.2500%

Dated:                   July 1, 2004